Exhibit 99.1

Spero Therapeutics Announces Third Quarter 2025 Operating Results and Provides a Business Update

•	Results from PIVOT-PO Phase 3 trial evaluating tebipenem HBr in complicated urinary tract infection (cUTI) presented as IDWeek late-breaker in October 2025

•	Spero’s development partner, GSK, plans to submit data from the PIVOT-PO trial as part of a planned US Food and Drug Administration (FDA) filing in 4Q 2025

•	Company expects current cash and cash equivalents to fund operations into 2028

CAMBRIDGE, Mass., November 13, 2025 — Spero Therapeutics, Inc. (Nasdaq: SPRO), a clinical-stage biopharmaceutical company focused on identifying and developing novel treatments for rare diseases and multi-drug resistant (MDR) bacterial infections, today announced financial results for the third quarter ended September 30, 2025, and provided a business update.

“We are pleased to have shared the Phase 3 PIVOT-PO study results for tebipenem HBr with the medical community at this year’s IDWeek conference in October,” said Esther Rajavelu, Chief Executive Officer of Spero. “We are working alongside our partner, GSK, to enable them to submit the FDA filing this quarter and we anticipate regulatory decision in 2H 2026. If approved, tebipenem HBr as an oral option could provide an important alternative to IV carbapenem therapies for complicated urinary tract infections, with the potential to shorten hospital stays and improve treatment burden for patients.”

Pipeline Update

Tebipenem HBr

Tebipenem HBr is an investigational oral carbapenem antibiotic being developed for the treatment of cUTI, including pyelonephritis, to provide an effective oral therapeutic taken outside a hospital setting. Spero granted GSK an exclusive license to commercialize tebipenem HBr in all territories, except certain Asian territories where Meiji holds development and commercialization rights.

•	In October 2025, results from the Phase 3 PIVOT-PO trial evaluating tebipenem HBr, were presented in a late-breaking oral abstract session at IDWeek 2025.

•

The trial, which was stopped early for efficacy in May 2025, demonstrated non-inferiority of tebipenem HBr compared to intravenous imipenem-cilastatin in hospitalized patients with cUTI, including pyelonephritis, based on the overall response (composite of clinical cure plus microbiological eradication of the bacteria causing the infection) at the test of cure visit.

•

Tebipenem HBr (oral, 600 mg) achieved a 58.5% overall success rate (261/446 participants) compared to 60.2% overall success rate (291/483 participants) for imipenem-cilastatin (intravenous, 500 mg) (adjusted treatment difference: 1.3%; 95% CI: 7.5%, 4.8%).

•

The safety and tolerability profile of tebipenem HBr in PIVOT-PO was consistent with results reported in other studies with tebipenem and in line with that of the carbapenem antibiotic class. The most frequently reported adverse events (in 3% of patients who received tebipenem HBr) were diarrhea and headache; these events were all mild or moderate and non-serious.

•	The PIVOT-PO results will form part of GSK’s planned FDA submission in Q4 2025.

•	For more information on the PIVOT-PO trial, please refer to ClinicalTrials.gov ID NCT06059846.

SPR720

SPR720 is an investigational prodrug that was studied as an antibiotic for nontuberculous mycobacterium pulmonary disease (NTM-PD). The Company has discontinued the SPR720 program in Q3 2025, following a review of the complete data from Phase 2a and Phase 1 trials in patients with NTM-PD.

Third Quarter 2025 Financial Results

•

Spero reported a net loss of $7.4 million for the third quarter of 2025 compared to a net loss of $17.1 million for the third quarter of 2024, or a diluted net loss per share of common stock of $0.13 and $0.32, respectively.

•

Total revenue for the third quarter of 2025 was $5.4 million, compared with total revenue of $13.5 million for the third quarter of 2024. The revenue decrease for the third quarter of 2025 was primarily due to decreased collaboration revenue with GSK, as well as a decrease in grant revenue.

•

Research and development expenses for the third quarter of 2025 were $8.6 million, compared to $26.9 million of research and development expenses for the same period in 2024. The decrease in research and development expenses compared with the prior year period was primarily due to reduced clinical expenses related to the PIVOT-PO Trial and lower expenses on the SPR720 clinical program.

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General and administrative expenses for the third quarter of 2025 were $4.2 million, compared to $5.2 million of general and administrative expenses for the same period in 2024. This decrease compared with the prior year-period was primarily due to a decrease in personnel-related costs.

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As of September 30, 2025, Spero had cash and cash equivalents of $48.6 million. Spero estimates that its existing cash and cash equivalents will be sufficient to fund its operating expenses and capital expenditures into 2028.

For further details on Spero’s financials, refer to Spero’s Quarterly Report on Form 10-Q, filed with the U.S. Securities and Exchange Commission (SEC) today.

Government Agency Research Support

The views expressed in this press release are those of the authors and may not reflect the official policy or position of the Department of the Army, Department of Defense, or the U.S. Government.

Tebipenem HBr Research Support

Select tebipenem HBr studies have been funded in part with federal funds from the Department of Health and Human Services; Administration for Strategic Preparedness and Response; and Biomedical Advanced Research and Development Authority, under contract number HHSO100201800015C.

About Spero Therapeutics

Spero Therapeutics, headquartered in Cambridge, Massachusetts, is a clinical-stage biopharmaceutical company focused on identifying and developing novel treatments for rare diseases and MDR bacterial infections with high unmet need. For more information, visit www.sperotherapeutics.com.

Forward Looking Statements

This press release contains forward-looking statements within the meaning of the Private Securities Litigation Reform Act of 1995, as amended, including, without limitation, statements regarding the timing and results of Spero’s Phase 3 PIVOT-PO trial; the timing of a planned FDA filing in 4Q 2025 for tebipenem HBr and the timing of a regulatory decision for tebipenem HBr in 2H 2026; the potential of tebipenem HBr to be the first oral carbapenem antibiotic for US patients with cUTI, including pyelonephritis, and to set a new standard of care; the potential receipt of milestone payments under

Spero’s license and collaboration agreements; Spero’s anticipated cash runway; and the potential benefits of any of Spero’s current or future product candidates in treating patients. In some cases, forward-looking statements may be identified by terms such as “may,” “will,” “should,” “expect,” “plan,” “aim,” “anticipate,” “could,” “intent,” “target,” “project,” “contemplate,” “believe,” “estimate,” “predict,” “potential” or “continue,” the negative of these terms or other similar expressions. Any forward-looking statements in this press release are based on management’s current expectations and beliefs and are subject to a number of important risks, uncertainties and other factors that may cause actual results to differ materially from those indicated by such forward looking statements, including whether the results of any of Spero’s clinical trials will warrant submission for approval from the FDA or equivalent foreign regulatory agencies; whether the FDA will ultimately approve tebipenem HBr and, if so, the timing of any such approval, taking into account the effects of possible regulatory delays; whether the FDA will require any additional clinical data or place labeling restrictions on the use of tebipenem HBr that would delay approval and/or reduce the commercial prospects of tebipenem HBr; whether a successful commercial launch can be achieved and market acceptance of tebipenem HBr can be established; Spero’s reliance on third parties to manufacture, develop, and commercialize its product candidates, if approved; Spero’s reliance on GSK pursuant to the exclusive GSK License Agreement to develop tebipenem HBr and GSK’s right thereunder to determine, in its sole discretion, whether to further develop tebipenem HBr; Spero’s need for additional funding; Spero’s ability to retain key personnel; whether Spero’s cash resources will be sufficient to fund its continuing operations for the periods anticipated; and other factors discussed in the “Risk Factors” set forth in filings that Spero periodically makes with the SEC. The forward-looking statements included in this press release represent Spero’s views only as of the date hereof and should not be relied upon as representing its views as of any subsequent date. Except as required by law, Spero explicitly disclaims any obligation to update any forward-looking statements.

Investor Relations Contact:

Shai Biran, PhD

Spero Therapeutics

IR@Sperotherapeutics.com

Media Inquiries:

media@sperotherapeutics.com

Spero Therapeutics, Inc.

Condensed Consolidated Balance Sheet Data

(in thousands)

(Unaudited)

	September 30,	December 31,
	2025	2024
Cash and cash equivalents	$48,616	$52,889
Other assets	5,554	57,654

Total assets	$54,170	$110,543

Total liabilities	27,676	64,420
Total stockholder’s equity	26,494	46,123

Total liabilities and stockholders’ equity	$54,170	$110,543

Spero Therapeutics, Inc.

Condensed Consolidated Statements of Operations

(in thousands, except share and per share data)

(unaudited)

	Three Months Ended September 30,		Nine Months Ended September 30,
	2025	2024	2025	2024
Revenues:
Grant revenue	$2,394	$5,650	$5,544	$14,893
Collaboration revenue - related party	3,048	7,754	19,949	17,721
Collaboration revenue	—	65	12	319

Total revenues	5,442	13,469	25,505	32,933
Operating expenses:
Research and development	8,597	26,864	32,875	67,921
General and administrative	4,174	5,198	16,876	16,648
Impairment charges	587	—	587	—
Restructuring	—	—	258	—

Total operating expenses	13,358	32,062	50,596	84,569

Loss from operations	(7,916)	(18,593)	(25,091)	(51,636)
Total other income, net	534	1,156	2,143	3,668

Net loss before income taxes	(7,382)	(17,437)	(22,948)	(47,968)

Income tax benefit	—	290	—	290

Net loss and comprehensive loss	$(7,382)	$(17,147)	$(22,948)	$(47,678)

Net loss per share attributable to common shareholders per share, basic and diluted	$(0.13)	$(0.32)	$(0.41)	$(0.89)
Weighted average shares outstanding, basic and diluted:	56,280,844	54,124,862	55,866,392	53,869,824